Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of January 1, 2022, is by and among UMB Bank, N.A., as Trustee (the “Trustee”), Reliant Bancorp, Inc., a Tennessee corporation (the “Company”), and United Community Banks, Inc., a Georgia corporation (the “Successor Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture, dated as of December 13, 2019, by and between the Company and the Trustee (the “Indenture”), pursuant to which the Company issued $60,000,000 of its Fixed-to Floating Rate Subordinated Notes due 2029 (the “Notes”).

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this First Supplemental Indenture, shall merge (referred to herein for purposes of Article VII of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles VII and VIII of the Indenture.

SECTION 1. Definitions.

All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this First Supplemental Indenture, unless a clear contrary intention appears:
(i)	a term has the meaning assigned to it;
(ii)	“or” is not exclusive;
(iii)	words in the singular include the plural, and words in the plural include the singular;
(iv)	“including” means including without limitation;
(v)	“will” will be interpreted to express a command;
(vi)	unless the context otherwise requires, any reference to an “Article,” “Section,” or “clause” refers to an Article, Section, or clause, as the case may be, of this First Supplemental Indenture; and
(vii)
the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not any particular Article, Section, clause, or other subdivision.

(b)	No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 7.01 and Section 7.02 of the Indenture, the Successor Company hereby expressly assumes all of the obligations of the Company in connection with the Subordinated Notes issued under the Indenture and the performance of every other covenant of the Indenture on the part of the Company.

(b)
Pursuant to, and in compliance and accordance with, Section 7.02 of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

SECTION 4. Representations and Warranties.

The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and validly existing under the laws of the State of Georgia, and (d) that this First Supplemental Indenture is executed and delivered pursuant to Article VII and Section 8.01(1) of the Indenture and does not require the consent of any Holder.

SECTION 5. Conditions of Effectiveness.

This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Successor Company and the Company;

(b)
the Trustee shall have received an Officers’ Certificate from the Successor Company stating that the Merger complies with Article VII of the Indenture and that all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with;

(c)
the Trustee shall have received an Opinion of Counsel from the Successor Company stating that the Merger complies with Article VII of the Indenture and that all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with; and

(d)
the Successor Company and the Company shall have duly executed and filed articles of merger with the Secretary of the State of the State of Tennessee and the Secretary of the State of the State of Georgia in connection with the Merger.

SECTION 6. Reference to the Indenture.

(a)
Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein,” or words of like import shall mean and be a reference to the Indenture, as affected, amended, and supplemented hereby.

(b)
Upon the effectiveness of this First Supplemental Indenture, each reference in the Subordinated Notes to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended, and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

RELIANT BANCORP, INC.

By:	/s/ DeVan D. Ard, Jr.
Name:	DeVan D. Ard, Jr.
Title:	Chairman and Chief Executive Officer

UNITED COMMUNITY BANKS, INC.

By:	/s/ H. Lynn Harton
Name:	H. Lynn Harton
Title:	President and Chief Executive Officer

UMB BANK, N.A., as Trustee

By:	/s/ Shazia Flores
Name:	Shazia Flores
Title:	Vice President

[Signature Page to First Supplemental Indenture]